Exhibit 17.1

August 18, 2006

Kim Frimer, Chairman of the Board of Directors of Hungarian Telephone and Cable Corp:

I am retiring from the board. I suggest we use an effective date of Sept 13th 2006, that way I can still be available for audit meetings until you meet in Hungary. I wanted to give you sufficient time to consider a replacement. Basically I don’t believe I can be effective on the HTC Board with the present information flow and decision making.

I recognize that geographical reality and magnitude of the investments of the shareholders make it more complex; but too many times I find myself faced with being requested to approve decisions already made by the majority shareholder which is not subject to adjustment for mine and others concerns.

Examples have involved strategic direction, use of outside advisors, management personnel performance and compensation issues.

***; I still feel I cannot continue to work in the present environment.

I wish you well. I hope that the joint vision we have shared for HTC is realized and shareholder wealth is increased.

William E. Starkey

***	Certain confidential information was omitted.